Exhibit 10.3

CONSTELLATION ENERGY GROUP, INC.

INVESTOR RIGHTS AGREEMENT

December 17, 2008

(i)

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of December 17, 2008, by and between Constellation Energy Group, Inc., a Maryland corporation (the “Company”) and EDF Development Inc., a Delaware corporation (the “Investor”).

RECITALS

WHEREAS, the Investor has, pursuant to that certain Series B Preferred Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) between the Company and the Investor, agreed to purchase shares of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”);

WHEREAS, in order to induce the Investor to invest funds in the Company, the Company agreed to grant the Investor certain rights as set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants, and conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. For the purposes of this Agreement:

(a) The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlled by” and “controlled” have meanings correlative to the foregoing.

(b) The term “Contract” means any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind.

(c) The term “Holder” means any person owning Series B Preferred Stock or any assignee thereof.

(d) The term “Joint Venture” of a Person shall mean any Person that is not a Subsidiary of such first Person, in which such first Person or one or more of its Subsidiaries owns directly or indirectly any share, capital stock, partnership, membership or similar interest of any Person or any option therefore (together, “Equity Interests”), other than Equity Interests that represent less than 5% of each class of the outstanding voting securities or other Equity Interests of such second Person, and in which the invested capital associated with such first Person’s interest exceeds $100,000,000.

(e) The term “Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

(f) The term “SEC” shall mean the Securities and Exchange Commission.

(g) The term “Subsidiary” of a Person means any other Person of which at least a majority of the voting power represented by the outstanding stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. At any time that the Company is not required to file periodic reports with the SEC, the Company shall deliver to the Investor:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by (i) a “Big 4” independent (or its successor) accounting firm selected by the Company or (ii) a Nationally recognized accounting firm reasonably acceptable to the Investor;

(b) as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement for such quarter, statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter;

(c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and a balance sheet for and as of the end of such month, in reasonable detail;

(d) with respect to the financial statements called for in subsections (b) and (c) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(e) notices of events that have or may have a material effect on the Company as soon as practicable following the occurrence of any such event; and

(f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Trading Activities. With respect to the trading portfolio of the Company, its Subsidiaries and its Joint Ventures, including hedging, energy and energy-related trading and commodity price risk transactions (the “Trading Activities”), the Company agrees, each as to itself and each of its Subsidiaries and its Joint Ventures:

(a) to conduct its Trading Activities in a manner substantially similar with current practice and in compliance with the risk parameters, limits and guidelines, including daily value at risk and stop loss limits and liquidity guidelines, approved by the Company’s corporate risk management committee (the “Company Trading Guidelines”), attached hereto as Exhibit A;

(b) to maintain the value-at-risk of the mark-to-market portfolios of the Company and its marketing and trading Subsidiaries and Joint Ventures based on a four standard deviation move in prices and a one-day holding period (the “VaR”) within the VaR limits approved by the Company’s Board of Directors as set forth in Exhibit B to this Agreement (the “Company Approved VaR Limit”);

(c) to comply with prudent policies, practices and procedures with respect to risk management and trading limitations, including the Company Trading Guidelines. The Company will provide the Investor with a full and complete monthly report on its Trading Activities and its compliance with the Company Trading Guidelines and the Company Approved VaR Limit and any other information concerning Trading Activities that the Investor may reasonably request. The Company will allow the Investor and its representatives reasonable access to the customer supply and global commodities operations of the Company, its Subsidiaries and its Joint Ventures and their respective books and records, and develop appropriate procedures to permit the Investor and its representatives to monitor the Company’s, its Subsidiaries’ and its Joint Ventures’ compliance with the Company Trading Guidelines. The Company will not amend or rescind the Company Trading Guidelines;

(d) the Company will not (nor will it permit any of its Subsidiaries or its Joint Ventures to) enter into, amend or otherwise modify any Contract which is subject to the Company Trading Guidelines in any manner which is not consistent with the Company Trading Guidelines; and

(e) the Company shall not (and shall cause its Subsidiaries and its Joint Ventures not to) authorize or enter into an agreement to do any of the actions prohibited by the foregoing.

2.4 Cooperation. The Company shall use commercially reasonable efforts to timely provide to the Investor assistance and information the Investor reasonably requests in connection with any proposed private resale by the Investor of all or a portion of the shares of Series B Preferred Stock held by the Investor; provided, however, that such transferee shall be required to enter into a confidentiality agreement with the Company on terms reasonably satisfactory to the Company.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Series B Preferred Stock). The Investor is expressly permitted to assign any of its rights, interests and obligations hereunder to an Affiliate of the Investor. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law.

(a) This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to any conflicts of laws that would apply the laws of another jurisdiction.

(b) In the event of any dispute arising out of or in connection with this Agreement, including any dispute regarding existence, termination or validity, each Party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its rules for a Pre-Arbitral Referee Procedure. All disputes arising under or in connection with this Agreement (including as to existence, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules. The place of the pre-arbitral referee procedure and of the arbitration procedure shall be New York, New York, United States of America. The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules. The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of laws of the State of New York. The language of the arbitration shall be English. Evidence shall be provided in English and pleadings shall be done in English. The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference.

(c) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

(a)	if to the Company, to:

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, Maryland 21202

Attention: Charles Berardesco

Fax: (410) 470-5766

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

Attention: George Stamas

                 Mark Director

Fax: (202) 879-5200

(b)	if to the Purchaser, to:

EDF Development Inc.

c/o Électricité de France International, S.A.

20, Place de la Défense

92050 Paris

France

Attention: Marianne Laigneau

Phone: +33 1 56 65 39 71

Fax: +33 1 40 42 61 67

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave., N.W.

Washington, D.C. 20005

Attention: Michael P. Rogan

Jeremy D. London

Fax: (202) 661-8200

or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email address specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 3.5.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least a majority of the Series B Preferred Stock then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Series B Preferred Stock then outstanding, each future holder of all such Series B Preferred Stock and the Company.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

3.9 Termination. This agreement shall terminate with respect to any Holder when such Holder Beneficially Owns no shares of Preferred Stock.

3.10 Confidentiality. The Investor agrees to keep any information obtained hereunder confidential.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Title:	Senior Vice President and General Counsel

EDF DEVELOPMENT INC.

By:	/s/ Jean-Pierre Benque
Name:	Jean-Pierre Benque
Title:	President